Exhibit 99.1
Mt. Pleasant, Michigan, August 5, 2010 — Richard J Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA) announced today the Corporation’s net income for the first six months of 2010 was $4.17 million, an 18.2% increase over the same period in 2009. Several items that significantly contributed to the increase in net income were a $756,000 increase in net interest income, a $744,000 decline in the provision for loan losses, and an $883,000 decline in non-interest expenses. These increases were offset by a $953,000 decline in the extraordinary high level of gains that were recorded in 2009 on the sale of loans and investments. Assets as of June 30, 2010 were $1.16 billion; and assets under management, which includes loans sold and serviced, trust assets, and assets in the Corporation’s Raymond James brokerage operations, were $1.78 billion.
The Corporation continues to conservatively maintain an adequate allowance for loan losses in light of the continued recession experienced in the state of Michigan. The allowance for loan losses as a percentage of total loans was 1.79% at June 30, 2010 versus 1.66% for June 30, 2009, which management believes to be an appropriate level. The Corporation’s asset quality continues to be strong as evidenced by our relatively low 0.76% of total assets that are classified as “non-performing”. The Corporation has $1.68 of loan loss reserve for every dollar of non-performing loans, an excellent coverage ratio.
The Corporation’s risk based capital to risk adjusted total assets ratio of 13.50% at the end of the second quarter is considered to be exceptionally strong when compared to the 8.0% required to be categorized as adequately capitalized under the Federal Reserve Board’s risk based capital rules.
The Corporation paid an $0.18 per share cash dividend in the second quarter of 2010. Based on our average stock price for the month of June, 2010 of $17.65, the annualized dividend yield is a respectable 4.08%. For further information regarding Isabella Bank Corporation please visit our website at www.isabellabank.com and click on the Investor Relations Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended June 30, 2010, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.